News Release

FOR IMMEDIATE RELEASE

For more information, contact:
Deb Thornton
(916) 218-4779
deb@unify.com

UNIFY COMPLETES DEBT AND EQUITY FINANCING

Company expects over $1 million in cash interest cost savings for Fiscal 2012

ROSEVILLE, Calif., July 6, 2011 – Unify (NASDAQ: UNFY), a provider of eDiscovery and information management solutions, today announced the closing of a $24 million facility with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC), and a $4 million preferred stock offering with an existing shareholder.

The Wells Fargo Capital Finance facility is comprised of a 4-year senior secured term loan A of $12 million, term loan B of $4 million and a revolver of $8 million at a blended interest rate substantially less than the Company’s current debt facility with Hercules Technology Growth Capital. Proceeds of the Wells Fargo Capital Finance facility were used to fully repay Hercules.

As an integral component of the re-financing, the Company raised $4 million in new equity capital by selling 1,666,667 shares of preferred stock to a current shareholder. The preferred stock will automatically convert on a 1-for-1 basis into common stock at the earlier of the second anniversary of the financing or the date on which the Company’s common stock has an average closing price above $4.00 per share during the preceding 30 trading days. The preferred stock includes an annual dividend of 10% payable in cash or stock at the Company’s option.

“Replacing the Hercules Technology Growth Capital debt facility with more traditional and lower rate commercial bank financing has been a strategic goal for the Company since the closing of the Daegis merger,” said Todd Wille, CEO of Unify. “Thanks to the strong cash flow that continues to be generated by our tools and database business, we were able to accomplish this refinancing goal and significantly reduce interest costs with minimal dilution. We are delighted to be associated with Wells Fargo Capital Finance and look forward to our relationship as we execute on our strategic plan to grow the company.”

“We are pleased to have completed this important financing for Unify,” said Steven Macko, managing director, Wells Fargo Capital Finance. “We look forward to supporting the management team and their plans for the successful growth of the business.”

About Unify
Unify is a global provider of eDiscovery and information management solutions. Its Daegis eDiscovery company provides solutions for general counsels and law firm clients who count on Daegis to reduce litigation costs, increase defensibility, and furnish a blueprint for repeatable success across the litigation lifecycle. Unify provides software that helps clients archive enterprise information, and build, manage and modernize applications. Unify is headquartered in Roseville, Calif., and the Daegis eDiscovery business in San Francisco, Calif. The Company has offices throughout the United States and in Europe, Latin America and Asia Pacific. For more information, visit www.unify.com and daegis.com, follow us via our blog and Twitter at @daegis.

About Wells Fargo Capital Finance
Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing and purchase order financing to companies across the United States and Canada. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit wellsfargocapitalfinance.com.

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, including the integration of the Daegis business, the possibility that expected synergies may not be achieved, the leverage created by the term and revolving debt incurred as part of the Daegis merger, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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